MONTAGE MANAGERS TRUST
FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of January 29, 2016, to the Custody Agreement, dated as of June 19, 2015 (the "Agreement"), is entered into by and between MONTAGE MANAGERS TRUST, a Delaware statutory trust (the "Trust”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the fees of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D of the Agreement is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MONTAGE MANAGERS TRUST		U.S. BANK, N.A.

By:	/s/ Brad Adams	By:	/s/ Michael R. McVoy
Name:	Brad Adams	Name:	Michael R. McVoy
Title:	Vice President	Title:	Senior Vice President

2016 – Morntage Managers Trust

Amended Exhibit D to the Montage Managers Trust Custody Agreement

Name of Series
Tortoise North American Pipeline Fund

Domestic Custody Fees at February, 2016

Annual Fee Based Upon Market Value Per Fund
0.40 basis point on average daily market value of all long securities and cash held in the entire portfolio.
Minimum annual fee per fund - $4,800
Plus portfolio transaction fees
Portfolio Transaction Fees
▪	$4.00 – Book entry DTC transaction, Federal Reserve transaction, principal paydown.
▪	$5.50 – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction.
▪	$8.00 – Option/SWAPS/future contract written, exercised or expired.
▪	$15.00 – Mutual fund trade, Fed wire, margin variation Fed wire.
▪	$50.00 – Physical security transaction.
▪	$5.00 – Check disbursement (waived if U.S. Bancorp is Administrator).

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
Chief Compliance Officer Support Fee (Fund Complex)*
▪	$3,000 per year (Waived)

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.
Additional Services
▪	Additional global sub-custodial fees for Canada, Japan and Euroclear are attached.
▪	Available but not included above are additional fees for global servicing outside of Canada, Japan and Euroclear.
▪	Sub Advised Funds - $500 per custody account per year
▪	$150.00 – Segregated account per year
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus 2 unless a line of credit is in place.

Fees are calculated pro rata and billed monthly.

Amended Exhibit D (continued) - Custody Agreement/Montage Managers Trust
U.S. BANK NATIONAL ASSOCIATION
Schedule of Fees for Services as
Collateral Administrator and Custodian for Bank Loans at February, 2016

NOTE:	In the event the transaction fails to close for reasons beyond the control of U.S. Bank, we expect payment of legal fees, acceptance and miscellaneous expenses incurred to date.
	Initial Acceptance Fee per Account: Covers the complete review of all the transaction Agreements, establishment of the collateral database and report development. Payable at closing.	$2,500.00

Annual Administration Fee per Account:
Compensation for the duties of custodian, collateral administrator and all other administrative and reporting functions under the documents.  Administration fee includes duties, but are not limited to:

•	Maintenance of the collateral database

The fee is based on the quoted basis points times the simple average of the par value of the Collateral on the first and the last day of the Period.  This schedule assumes that the custodial accounts will be invested in a U.S. Bank offered permitted investment as defined within the documents.  Fee to be paid quarterly in arrears based on the actual number of days in the Period.

	$0 to $300MM $300MM to $750MM $750MM and above This schedule assumes a minimum annual administration fee of $10,000.	2.00 Basis Pts 1.75 Basis Pts 1.50 Basis Pts
Out-of-Pocket Expenses:
	Includes all related expenses, including but not limited to: postage, travel, counsel fees and disbursements. Payable at closing.	AT COST

Extraordinary fees are payable to the Trustee or Agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of Business.  Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an Account.  For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity.  We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Amended Exhibit D (continued) to the Global Sub-Custodial Services &
Safekeeping Services in addition to the Base Fee – Montage Managers Trust
Fee Schedule at February, 2016

COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE
Canada	All	1	$5
Euromarkets*	All	1	$5
Japan	All	1	$10

*Euromarkets ‐ Non‐Eurobonds:  Surcharges vary by local market.
*Safekeeping and transaction fees are assessed on security and currency transactions.

Annual Base Fee - A monthly base fee per account (fund) will apply based on the number of foreign securities held. (Waived)
▪	1-25 foreign securities: $500
▪	26-50 foreign securities: $1,000
▪	Over 50 foreign securities: $1,500

▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Miscellaneous Expenses
▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

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